Exhibit 5.1

ONE SHELL PLAZA	ABU DHABI	HOUSTON
910 LOUISIANA	AUSTIN	LONDON
HOUSTON, TEXAS	BEIJING	MOSCOW
77002-4995	BRUSSELS	NEW YORK
	DALLAS	PALO ALTO
TEL +1	DUBAI	RIO DE JANEIRO
713.229.1234	HONG KONG	RIYADH
FAX +1		WASHINGTON
713.229.1522
www.bakerbotts.com

September 30, 2014

Seventy Seven Energy Inc.

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-4 (the “Registration Statement”) of Seventy Seven Energy Inc., an Oklahoma corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of $500 million aggregate principal amount of the Company’s 6.5% Senior Notes due 2022 (the “Exchange Notes”) to be offered by the Company in exchange (the “Exchange Offer”) for a like principal amount of the Company’s outstanding 6.5% Senior Notes due 2022 issued on June 26, 2014 (the “Outstanding Notes”), certain legal matters in connection with the Exchange Notes are being passed upon for you by us. The Exchange Notes will be issued and the Outstanding Notes were issued under an indenture dated as of June 26, 2014 between Chesapeake Oilfield Operating, L.L.C. and Wells Fargo Bank, National Association, as trustee (the “Indenture”). At your request, this opinion is being furnished to you for filing as Exhibit 5 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, as a basis for the opinion hereinafter expressed, we have examined (i) the Registration Statement, (ii) the Indenture and (iii) a specimen of the Exchange Notes. We have also examined the originals, or copies certified or otherwise identified, of corporate records of the Company and certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we deem appropriate for purposes of the opinion expressed herein.

In giving this opinion, we have relied, without independent investigation, on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates and we have assumed that all signatures on documents we have examined are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies of original documents conform to the original documents and all these original documents are authentic, and all information submitted to us is accurate and complete.

In connection with this opinion, we have assumed that (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Act; (ii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended; (iii) the Indenture, the Outstanding Notes, the Exchange Notes and the Exchange Offer will have been duly authorized by all necessary corporate action of the Company; and (iv) the Exchange Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued in exchange for Outstanding Notes pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated in the Registration Statement.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Exchange Notes, when issued, will constitute valid and legally binding obligations

Seventy Seven Energy Inc.	September 30, 2014

of the Company, enforceable against the Company in accordance with their terms, except as such enforcement is subject to (a) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally, (b) general principles of equity and public policy (regardless of whether that enforceability is considered in a proceeding in equity or at law) or (c) any implied covenants of good faith and fair dealing.

The opinions set forth above are limited in all respects to the laws of the State of New York in effect as of the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

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